Exhibit (d)(33)

WEX
1 Hancock Street
Portland, Maine
04101

To:	Sara Trickett, Acting General Counsel
From:	Melissa Smith, Chair and CEO
Date:	June 4, 2024

Dear Sara,

On behalf of myself and the Board of Directors, I am excited to offer you the position of Chief Legal Officer and Corporate Secretary of WEX, Inc., effective June 4, 2024.

Your compensation details are as follows:

Annual Base Salary: from $330,000 to $450,000 (36.4% increase) STIP/Bonus Target%: from 50% to 75%

Estimated LTIP Value: from $275,000 to $900,000*
*As a reminder, your LTIP award is reset annually based on market conditions and individual performance. Awards may increase or decrease year over year.

Target Compensation: $1,687,500

Special LTIP Grant: $250,000 (60% PSUs, 20% each RSUs and MSUs). The PSU portion of your special grant, which contains the same performance metrics as your March 15, 2024 annual grant, will be granted on June 17, 2024 and vest in March 2027 provided threshold performance is reached.

Stipend: The $10,000 monthly stipend you have received as Acting General Counsel will be discontinued.

On behalf of myself and the Board of Directors, I would like to sincerely express our appreciation for your leadership and many valuable contributions to WEX’s success.

Sincerely,
Melissa Smith (she/her)
Chair and CEO